Exhibit 99.1

President’s Letter from the Partnership’s December 31, 2002 Annual Report

Exhibit 99.1

I am happy to report to you a strong improvement in Pope Resources’ financial results for 2002, with earnings of $3.3 million or $0.74 per fully diluted ownership unit. This compares with a 2001 loss of $0.4 million, or $0.10 per fully diluted ownership unit. Operating earnings improved commensurately, increasing from $3.1 million in 2001 to $5.6 million in 2002. While this letter will reference events of 2002 that contributed towards this performance improvement, the real focus will be on discussing our strategies and management philosophy. For a more detailed description of 2002 results, I encourage readers to review Management’s Discussion and Analysis of Financial Condition and Results of Operations from our SEC Form 10-K, which is included in this annual report.

After significant changes to our underlying business model, we emerged at the end of 2002 with a streamlined organization that we believe will serve our unitholders well for years to come. We have also now completed the four important strategic initiatives that we established in 2000:

•                  Exiting the resort operations and downstream real estate development activities in Port Ludlow, Washington;

•                  Acquiring incremental fee timberland to fill the gap in our age-class distribution by adding 40,000 net acres in southwest Washington from Plum Creek in 2001;

•                  Stopping the losses in our Canadian forestry consulting practice by selling a portion of the business and closing the remaining offices in late 2002;

•                  Streamlining our support infrastructure, thus driving down general and administrative costs by 53% since 1999 to $3.9 million in 2002, a level last experienced in 1996.

While pleased with the progress we have made over the past few years, we are by no means complacent. By achieving these strategic objectives, designed to fix “old” problems, we have both narrowed the focus within our organization and freed up management attention to concentrate on growing the company. Despite the challenging market conditions facing the forest products industry, we feel we can continue to improve the company’s performance and are excited about our future.

In looking back over my first year as CEO of Pope Resources, I have fielded many questions about my vision for the company and what our future will look like. Our stated mission is to, “Create value for our unitholders and others by owning and managing land and its related resources.” But what does this really mean? When will this translate into a higher unit value? When will we increase our cash distribution level? Is “adding value” a euphemism for failure to deliver better earnings? I will address these questions head on and will describe our plans to “unpack” the drivers of value for Pope Resources.

Why has our unit value suffered so much in recent years?

We fully recognize that Pope Resources has suffered a significant decline in the value of its public equity. Our units, which traded as high as $35 per unit in 1999, have declined to $10 per unit by the end of 2002. We are essentially trading on par with our book value, which was $9.65 per unit at the end of 2002. The explanation for this decline points to a number of factors, some of which have little to do with the business fundamentals of this company. I offer the following as factors we believe have influenced the decline in our unit value in the past few years:

•                  Small market capitalization combined with limited public float – As with many micro-cap stocks, this has kept us off the radar screen of investment analysts.

•                  Limited appeal to institutional holders – Pension funds and mutual funds tend to avoid publicly traded partnerships (PTP’s) based on tax considerations.

•                  Low trading volumes – Combined with the factors above, this creates an unusually high “liquidity discount” and reflects on the inefficient market for our equity.

•                  Suspension of cash distributions in 2000 – Although reinstated in the second half of 2002, we have never attempted to attract prospective investors with high cash distributions, but have instead placed more emphasis on reinvesting cash into the business to provide for long-term growth.

•                  Uneven nature of cash flows – Increases in future harvest levels from our large component of younger age classes is fully discounted in the value of the units.

•                  Addition by subtraction – The completion of the strategic initiatives mentioned earlier resulted in net losses for the Partnership for 2000 and 2001, in part as a result of writing down the Port Ludlow assets by nearly $11 million.

•                  Columbia tree farm acquisition – While generating positive cash flow in both 2001 and 2002, the acquisition of this tree farm had a negative impact on earnings because of significant increases in interest expense and depletion.

•                  Loss of the Hancock contract and closure of Canadian offices – These changes in late 2002 raised questions about the future income generating potential from our timberland management and consulting segment.

Why invest in Pope Resources units?

With the erosion in the value of Pope Resources’ units over the past three years and all the reasons presented earlier as possible explanations for this decline, what are the positive attributes of investing in Pope Resources? Paradoxically, this same erosion in the value of our equity may also represent an opportunity to acquire our units at an attractive price. While timber prices have eroded in the past few years, this price decline is nowhere near the magnitude of the decline in the value of our units.

Going forward, I see Pope Resources primarily as a land company with a pronounced emphasis on timber. Whether it’s managing our own timberlands, providing timberland management services to other landowners, or navigating through the complex world of securing real estate entitlements, the connection to the land will remain paramount. The changes we have implemented over the past two years all work to narrow our focus on land and timber, improve our competitiveness, and enhance our bottom line.

Compared to even just two years ago, our asset mix is now decidedly heavier to timber with the acquisition of the Columbia tree farm. The timber asset class has proven, over many decades of performance, to be a great portfolio diversifier while at the same time providing solid after-tax returns that exceed those of broader stock and bond indices. It is a time-tested asset class for creating and preserving wealth. Academic studies suggest that timber is negatively correlated to most other asset classes and provides an excellent hedge against inflation. As many portfolio managers have discovered in the past decade, adding timber to a portfolio facilitates maintaining or improving returns while at the same time lowering portfolio risk. And investing in timber through a partnership structure allows investors to enjoy the benefits of a single layer of taxation as well as capital gains treatment on the Partnership’s timber harvest income.

As mentioned above, the partnership vehicle offers efficient and favorable tax treatment for individual investors interested in the timber asset class. For many of our unitholders, the preferential tax rate applied to capital gains can generate a net tax benefit, even though the Partnership is reporting income. This is because the net stumpage income (defined as the delivered log price less the harvesting and transportation costs) is taxed at the capital gains rate while all the other costs of managing the tree farm and overhead are deductible from earnings as ordinary expenses. These expenses flow through as losses and are taxed at the higher marginal income tax rate, thus generating a net tax “yield.” This tax yield is additive to the already tax-free quarterly distributions, generating an enhanced overall after-tax yield for our investors.

While most PTP’s, both inside this industry and out, have traditionally focused on providing high cash distributions to attract investors, Pope Resources has always had a relatively conservative distribution policy. We have avoided the temptation of attempting to attract investors with high-coupon yields based on the conviction that this can contribute to excessive debt loads and can lead to over-cutting of timberlands. Pope Resources has always considered this high distribution strategy to be more risky, as the combination of a high distribution yield and high debt only works if timberlands are acquired at the right price and markets remain strong. A falling market, high debt loads, and high prices paid for timber properties can lead to financial disaster.

Our company, through its predecessor Pope & Talbot, has been in business for over 150 years by managing for the long term and we intend to continue operating for many more generations. To do this, we will follow a model that has modest, yet sustainable, cash distributions coupled with a capital structure that is designed to weather downturns in our product markets. We will grow when we have the financial resources to do so and when prices are attractive. It’s not flashy or sexy, but will assure our long-term survival and, in concert with our advantageous tax structure, will reward our investors with solid after-tax returns on their capital.

Skin in the game

The corporate governance scandals that have plagued the capital markets the past few years have certainly shaken investor confidence. The opportunity to grow and build a company is a venture of commitment and trust between an enterprise’s owners and its managers. Management at Pope Resources is certainly mindful of the financial commitment you have made by your investment in this company and we take very seriously our stewardship responsibilities on your behalf. The news in 2002 was full of accounting scandals and corporate malfeasance. One of the positive attributes of our small size, the fact that we are off the radar screens of nearly all analysts, is that we have never had the pressure to play the “earnings game.” When asked or given the opportunity to “tell our story” we aim to steer clear of hype and provide straightforward, unvarnished opinion about our prospects for the future.

I am a fervent believer in putting your money where your mouth is. As such, I have committed a substantial portion of my personal wealth to the company’s future by buying over 17,000 units in the open market in the past few years. I believe it is critical for top management to have “skin in the game” alongside our unitholders and am encouraging our people to think and act along these lines. In my opinion, simply having unit options is not enough. Options reward upside appreciation without any tangible downside risk. I believe it is important for management to have capital that is at risk alongside our other unitholders to reinforce our commitment as stewards of your capital.

While our Board of Directors is small, it is a group of strong and independent-minded members possessing abundant financial skills and business savvy. Nearly half of our directors’ compensation is in the form of unit options to support alignment of interest with our unitholders. Operating with integrity is part of our culture and reinforcing that with “tone from the top” is one of my primary responsibilities.

Future distribution policy

One of the more common themes I hear in conversations with unitholders concerns our distribution policy. By way of background, Pope Resources for many years had a long-standing policy of targeting distributions to match unitholders’ flow-through tax liability. However, with the tax law change in 1993 that restored the differential tax rate for capital gains, we no longer were generating flow-through tax liability. This meant that any distributions acted as pure tax-free yields. Beginning in 1998, the partnership lowered its quarterly distribution to $0.10 per unit and continued this policy through 2000.

Following six quarters without a distribution (spanning 2001 and the first half of 2002), we resumed paying a modest distribution in the third quarter of 2002. We wanted to establish a distribution level that could weather downturns in our product markets, retain some growth capital for making future investments, and be in compliance with new debt covenants. Following the acquisition of the Columbia tree farm in 2001, our debt covenants limit us to distributing no more than 50% of our net income. Based on these criteria, we set the new quarterly distribution level at five cents per unit beginning in the third quarter of 2002. We will commit to re-examining this distribution policy against this same set of criteria on a regular basis.

What will fuel future growth?

Generically speaking, there are three primary capital engines for business growth: equity capital, debt, and operating cash flow. At today’s unit price, our equity is effectively priced too low to use as currency for growth. This limits growth to incremental debt capacity and internal, or organically generated, cash flow.

We substantially increased the debt against our Hood Canal tree farm in 2001 to acquire the Columbia tree farm from Plum Creek. While we have used cash proceeds from the sale of Port Ludlow to help pay off our $17 million credit revolver and take advantage of a one-time opportunity to pay down our timber mortgage, we still ended 2002 with $39 million in total debt. This translates to a debt-to-total-capitalization ratio of 47% (as measured by the book value of our equity), allowing for only a modest amount of incremental debt. While the newly acquired Columbia tree farm has no debt pledged against it, we are mindful of the problems associated with higher debt loads in this industry.

This leaves us in a situation where our near-term growth will be fueled primarily by existing cash balances and internally generated cash flow. We expect free cash flow, defined as net income plus depreciation, depletion, and cost of land sold, minus required debt service and capital expenditures, to range between $2.5 and $3.5 million per year. This will vary based upon fluctuations in log prices, harvest volumes, and other factors that affect our product markets.

The bottom line is that our near-term growth capital is somewhat limited. In the meantime, we will continue to improve our operations and look to leverage our growth capital by either partnering with other investors or patiently waiting for attractive growth opportunities. Longer term, our growth capital will increase when we create more room within our debt covenants or our equity capital becomes a more valuable growth currency.

Segment strategies for growing value

With limited growth capital, our efforts will focus on continuing to improve the efficiency, effectiveness, and cost structure of our operations and to continue to emphasize smart, long-term, value-creating decisions on all our lands. Within this construct, we will work diligently to extract as much free cash flow as possible from our lands. We will manage our land assets for optimum long-term value, avoiding the temptation of managing to meet short-term objectives. In our view, managing to external earnings targets that can lead to over-cutting timber in bad markets or having to sell lands at inopportune times.

We intend to manage the assets under our stewardship in as straightforward a manner as possible. We will provide details about our lands, our timber inventory, and our long-term harvest projections. And then we will execute against those plans in the most cost-effective manner possible. Furthermore, we will actively manage our property portfolio, selling higher-and-better-use lands and timberland when it makes economic sense to do so, not based on hitting quarterly or annual earnings targets.

Fee Timber  Pope Resources, with just over 112,000 acres of fee timberland in the State of Washington, is not a large operation. We are a relatively small player in our local operating areas and as such are price takers rather than market makers in the world of commodity log markets. We have to be nimble and smart to extract the most value out of our annual log sales. With no internal mills to feed, this will often translate into fluctuating the timing of our annual harvest plan within the year to try to capitalize on strong spot markets.

In spite of record low interest rates and the continuing robustness of the U.S. housing market, log and lumber prices have continued to slide over the past few years. The pricing pendulum in global log markets has swung from high prices during the early 1990s “timber famine” (brought about in part by the listing of the Northern Spotted Owl) to low prices in the current environment of oversupply. This re-balancing of global forest products markets has been a function of: a general increase in global wood flows that have acted to mitigate historic price spikes; a strong dollar that has both discouraged U.S. exports while encouraging foreign imports; increased flows of logs from Southern Hemisphere tree farms; the collapse of the traditionally strong Japanese market; and an increased flow of Canadian imports into the U.S.

These changing global market dynamics have not only lowered overall price levels, but have also removed much of the historic price volatility in global log markets. A good example of this phenomenon is in the Japanese export log market. With the deterioration in the Japanese economy coupled with a rising use of engineered wood products and logs and other competing forest products from other producing geographies, U.S. log exports have lost significant market share in Japan over the last five years. The result is a much lower price premium for the Japanese market and an overall U.S. log market that experiences less price volatility. These changes in our markets have placed a greater premium on sound tree farming skills and maintaining a competitive cost structure.

As a tree farmer, we pursue a number of strategies to create value, including boosting the productivity of our lands by fertilization and other yield enhancement techniques. We also work hard to continually improve the understanding of our lands by conducting annual timber cruises (statistical sampling) to keep our merchantable timber inventory current and accurate, and to assess the accuracy of our growth and yield estimates. We take this information and annually update our long-term harvest simulation to assure that we are extracting the optimal amount of value while working within various harvest constraints and maintaining our high stewardship ethic. For example, we apply a non-declining even-flow harvest constraint on our rate of harvest, which stipulates that future harvests will not dip below current levels (see graph below). This enables greater predictability in future harvest volumes and resultant cash flows. Underscoring all these efforts we work to ensure that our cost structure is as lean as possible.

An important component of creating value is through active portfolio management. We will always have opportunities to add to or subtract from our ownership base to both maximize long-term value and to more evenly distribute the mix of our timber age classes (see graph below). For example, timber stands that are ten years or more away from producing harvestable logs can often be acquired using a higher discount rate relative to more mature stands. We believe such acquisitions, like our purchase of 44,500 acres (less 4,500 acres sold to a third-party) in 2001 from Plum Creek, provide a better opportunity for higher long-term returns on our invested capital. While we continue to scout out opportunities to add to our portfolio of owned acres, the key still remains having a disciplined acquisition approach. Geographic diversification, while important, still takes a back seat to buying at the right price. We believe we are entering a phase in the market where many properties will change hands, and we will be looking for attractive acquisition opportunities to improve the long-term value of our timber portfolio.

Timberland Management & Consulting  Timberland management for third-party owners has been a good business for us. It has added meaningfully to our bottom line while at the same time affording us the operational scale necessary to hire forestry and technical expertise that we could not have otherwise justified. This has allowed us to improve the quality and sophistication of the management services on all the lands under our stewardship. Some of the yield enhancement programs mentioned above are examples of these benefits. In addition, by virtue of the scale gained in managing for others and being engaged in the acquisition/disposition market for timberland properties, we realize opportunities to purchase properties for our own account that would otherwise not have come to our attention. It is very healthy for a small organization such as ours to be intentionally outward-focused and connected to transactional activities in the industry.

We believe that ownership of timberlands will continue to shift away from integrated forest products companies and into the hands of financial owners. This trend began in the mid-1980’s as investment advisers for pension plans persuaded their clients to allocate a portion of their real estate portfolio to the timberland asset class. We see this trend continuing as forest product markets become more specialized and the historical need for an integrated supply of timber becomes less important. The advantageous tax treatment of flow-through entities relative to traditional corporate entities will also make financial owners increasingly more competitive in bidding for properties. We believe this trend toward change in timberland ownership will benefit companies such as ours who provide third-party services to other owners and managers of timberland.

Based on this ownership trend and the early successes of pioneering timberland investment management organizations (TIMO’s), we launched our subsidiary Olympic Resource Management in 1997 as a TIMO for outside investors interested in the timberland asset class. However, with low barriers to entry, we saw a huge proliferation of new TIMO’s in the late 1990s. Most of these TIMO’s were thinly capitalized and needed successful transactions in order to survive. This resulted in an anomaly in the market, where timberland asset values were increasing or remaining stable while log and lumber prices were falling. So while the first TIMO’s did very well for their clients and themselves, this increased competition bid down returns for all participants.

While this anomaly was taking place, we detoured somewhat off our original strategy and focused more on providing third-party management services. For five years we served as western region manager for the world’s largest TIMO, the Hancock Timber Resource Group (HTRG). We have also, for the past three years, managed 365,000 acres on behalf of another timberland owner in the West while implementing an orderly liquidation of its timberland holdings. But both of these business assignments are nearing an end as HTRG decided at the end of 2002 to take the management function we performed in-house and our other major assignment is winding down as we complete the disposition of its assets.

We also chose at the end of 2002 to close the forestry consulting offices we had acquired in Canada four years ago. This venture had been launched with the idea it would lead to timberland management opportunities in western Canada. As these opportunities failed to materialize, we made the decision that we did not want to be in the business of operating a stand-alone Canadian forestry consulting operation. In late 2002, we sold a portion of the business and closed the remainder of our Canadian offices.

The combination of a softening in timberland asset values and a major correction in the broader financial markets has caused us to dust off our original TIMO strategy. One effect of the bursting of the technology bubble and the instability of broader financial markets has been to make investments in assets such as timberland more attractive to a broader range of investors. We plan to pursue establishing a fund for investing in timberland properties, in which Pope Resources will be a participant alongside other investors. We believe it is a good time to be investing in timberland and that this vehicle will provide prospective investors with solid, after-tax, risk-adjusted returns while assuring proper alignment of interests. Participating in this fund will also allow Pope Resources to better leverage its limited growth capital into timberland acquisitions that it would otherwise not be able to afford on its own.

Real Estate Owning timberland near an urban area effectively puts us in the real estate business. Our real estate portfolio consists of approximately 2,500 acres of higher-and-better-use (HBU) properties in our immediate West Puget Sound area, which makes us the largest land developer in our local geography. We expect this pipeline of properties to provide ample opportunity to grow value during the next 10 years.

Conducting real estate development activities in the State of Washington, particularly in the Puget Sound basin where our HBU properties are located, is extremely challenging. The state’s Growth Management Act (GMA) of 1991, designed to concentrate growth in urban growth areas (UGA) and leave more rural areas with much lower population densities, has changed the landscape of real estate development in Washington and constrained the supply of urban development lands. We recognized the potential impact of the GMA on our properties in the early 1990s and worked diligently to assure that as many of our properties as possible were located within designated UGA boundaries. We were successful in having our properties in Gig Harbor and Bremerton located within these UGA boundaries, and are still in the process of working with the Kingston community to move more of our lands within its UGA boundary.

Following our sale of the Port Ludlow resort assets, we redefined the role we will play in real estate development, focusing on the areas where we can add the most value, as opposed to being vertically integrated across the entire real estate development spectrum. Our strategy will focus on being a master developer, where our activities are concentrated around securing development entitlements and then either selling or partnering with downstream developers. In some cases, we will retain an ownership or development role, but in most cases we will sell properties to other developers who will in turn move dirt, install infrastructure, and subdivide to the end-user level. This will allow us to mitigate risk and concentrate our efforts on where we can add the most value.

Our ownership and management of the historic town of Port Gamble has also benefited from the lessons of Port Ludlow and freed up management attention to work on improving the town’s financial performance. In 1999, we secured an important entitlement for this town when it was designated a Rural Historic Town under the GMA. This allows for redevelopment to historic densities while preserving the town’s unique architectural charm. We have developed a short-, mid-, and long-term strategy for this town, and we have made good progress towards turning around its historically poor performance. In 2002, following a negotiated settlement with Pope & Talbot, we focused on completing our portion of the environmental cleanup, namely the town and former mill site. Pope & Talbot also began to complete its portion of the cleanup in 2002 by removing a number of former landfill sites outside of town. They will begin to tackle the cleanup of the bay surrounding the former mill site beginning in 2003. These cleanup efforts will allow us to make the necessary water and sewer infrastructure investments that will set the stage for future build-out of the town. As the town marks its 150th birthday in 2003, we are very excited about its future.

We will implement our master developer strategy by maintaining a small but highly skilled real estate staff that will focus primarily on securing land entitlements and, to a lesser extent, pursuing rural residential lot development opportunities. However, we expect revenues and cash flows from land sale “harvests” to be intermittent over time. For the past number of years, our HBU properties have constituted a significant net investment for the Partnership, as we have spent considerable time and money in the pursuit of securing entitlements. Commencing in 2003, and gradually ramping up over the next few years, we expect to see the beginnings of some of this “harvest.” Our 205-acre Homestead project at the northern tip of the Kitsap peninsula near Hansville recently received preliminary plat approval for 89 lots, which we will begin marketing to other developers in 2003. In the next few years, we also anticipate completing some bulk land sales and expect to see the first sales from our Gig Harbor and Bremerton projects. We are particularly excited about our 320-acre Gig Harbor project, which should greatly benefit from the scheduled opening in 2007 of a new bridge span connecting Gig Harbor to Tacoma.

General & Administrative Our strategy regarding overhead costs is simple: keep costs to a minimum while still providing the necessary support to operating managers for running their businesses and providing timely and accurate reports to our investor constituents. As our business model has become simpler following the sale of Port Ludlow, the closure of Canadian offices, and the expiration of the HTRG contract in late-2002, we have pared our administrative overhead commensurately.

Looking ahead to 2003

Despite our strong rebound in profitability in 2002, we see challenging times ahead in 2003. We expect no improvement in log prices as the industry continues to wrestle with oversupply. We also face a formidable challenge in replacing lost third-party fee revenue. It is difficult to predict how long it will take to re-grow this business, as opportunities are often long in the making. However, notwithstanding these less than sanguine prospects, there is no “bunker mentality” here. We feel we have taken the necessary steps in adjusting our cost structure to weather these market conditions and believe we are well positioned to grow.

From a revenue perspective, Pope Resources is a smaller company than it was a few years ago. But it is also a much more profitable company. We have a talented team of managers focused on adding value, and are committed to pursuing our growth strategies within our financial constraints. All the while we pledge to continue to manage costs diligently and prudently. We will operate in a highly principled and disciplined manner, and as fellow owners, will keep our eyes keenly focused on generating cash flow.

This company takes a long-term view of its future. When a company measures its heritage back to the mid-1800s that generational perspective runs deep. Such a perspective is particularly appropriate for a company centered on growing forests where the crop cycle rotates every 45 to 50 years. I am in my early 40’s and have been in and around this industry for over half my life. I pledge to you both youthful vigor and seasoned insights to lead this company to many strongly profitable years in the future. I thank our Board of Directors and our outstanding employees for all of their hard work on your behalf to grow the value that is Pope Resources.